Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFEWAY INC.

SAFEWAY INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That, a resolution of the Board of Directors (the “Board”) of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, was duly adopted by the Board at a meeting held on December 10, 2009. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article VIII of the Corporation’s Restated Certificate of Incorporation be amended in its entirety to read as follows, subject to the required consent of the stockholders of the Corporation:

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or stockholders owning at least Twenty-Five Percent (25%) in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

SECOND: That, thereafter, at the annual meeting of the stockholders of the Corporation, the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That, such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SAFEWAY INC. has caused this Certificate of Amendment to be signed by Steven A. Burd, its President and Chief Executive Officer, and attested by Robert A. Gordon, its Senior Vice President, Secretary & General Counsel, this 19th day of May, 2010.

SAFEWAY INC.

By:	/s/ Steven A. Burd
Steven A. Burd
President and Chief Executive Officer

ATTEST:

By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel

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